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                AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

          This Amendment No. 1 to Employment Agreement (the "Amendment") dated as of this 22nd day of September, 2000 amends that certain Executive Employment Agreement (the "Agreement") dated as of the 20th day of March 2000 by and between Moldflow Corporation (the "Company") and A. Roland Thomas (the "Executive").

         WHEREAS, the Executive has been employed through the Company's subsidiary Moldflow Pty. Ltd, an Australian corporation; and

         WHEREAS, the Company and the Executive have agreed that the Executive will assume an expatriate position in the United States and become employed by the Company in its Massachusetts headquarters and such change in location will require amendments to the Agreement.

         NOW THEREFORE, the parties hereto agree as follows:

1. Section 3(a) shall be deleted in its entirety and replaced by the following:

         "(a) BASE SALARY AND INCENTIVE COMPENSATION. Executive's annual base salary shall be $175,000, which amount reflects expected variation in expatriate housing and cost of living costs. Executive's base salary shall be redetermined annually by the Chief Executive Officer, the Board or a Committee thereof. The annual base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary shall be payable in a manner consistent with the general payroll policy of the Company. In addition to Base Salary, Executive shall be eligible to participate in such incentive compensation plans and Employee Benefit Plans as the Board or a Committee thereof shall determine from time to time for senior executives of the Company. As used herein, the term "Employee Benefit Plans" includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company. Nothing in this Agreement shall serve to modify or diminish any accumulated benefits to which Executive shall be entitled."

2. A new Section 3(e) shall be added to the Agreement as follows:

     "(e)EXPATRIATE ASSIGNMENT. In connection with your expatriate assignment to the United States, the Company will provide you with the following additional benefits and compensation:

           (i) The Company will pay the cost for you and your family of obtaining the required visas and work permits in order to relocate to the United States.

           (ii) The Company will provide for the travel and related costs associated with you and your family travelling to the United States.

           (iii) The Company will reimburse you for all reasonable moving expenses incurred in moving your personal belongings and one vehicle from Australia to the United States.

           (iv) The Company will reimburse you for the costs of temporary housing necessary until you move into your permanent residence. Once you purchase and move into your permanent residence, the Company will reimburse you for the cost of appliances that must be purchased in the United States in order to be utilized in the United States.

           (v) The Company will reimburse you for the cost of terminating your existing car leases in Australia.

           (vi) The Company will reimburse you for the cost of obtaining local tax advice relevant to your obligations under the United States and Australian tax requirements. This tax advice will also include advice regarding the structuring of your Company equity holdings in light of your expatriate assignment.


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           (vii)        The Company will reimburse you for unusual or
                        extraordinary personal income taxes you are required to pay in connection with your relocation back to Australia.

           (viii) Upon your return to Australia, the Company will either directly pay or reimburse you for the real estate commission actually paid upon the sale of your US primary residence, the other closing costs associated with such sale, the travel and moving expenses necessary to relocate you, your family, your household goods and your automobiles to Australia, and any required stamp duty payable in Australia.

3. Section 5 shall be deleted in its entirety and replaced by the following:

     "5. COVENANT NOT TO COMPETE. In consideration for Executive's employment by the Company under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the provisions of Paragraph 4, Executive agrees that:

         (a) during the Period of Employment and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that is directly competitive with any of the Company's products which are produced or in development by the Company as of the date of Executive's termination of employment, anywhere in the world; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in activities competitive with that of the Company; and

         (b) during the term of Executive's employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or any affiliate of the Company to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not knowingly employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Company without providing the Company with ten
(10) days' prior written notice of such proposed employment.

         Should Executive violate any of the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation. "


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         IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

                                         MOLDFLOW CORPORATION

                                         /s/ Suzanne E. Rogers
                                         ---------------------------------------

                                         By: Suzanne E. Rogers

                                         Its: Vice President


                                         EXECUTIVE

                                         /s/ A. Roland Thomas
                                         ---------------------------------------
                                         A. Roland Thomas


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